Exhibit 99.1

Babylon Eclipses 100,000 U.S. Value-Based Care Members

Organic growth continues to demonstrate superior scalability of innovative digital first value based care offering

PALO ALTO, Calif., Aug. 6, 2021 /PRNewswire/ -- Babylon today announced it now serves more than 100,000 members in the United States through its Babylon 360 digital-first, value-based care platform. The company has seen rapid adoption of Babylon 360 by major health plans across the country since its introduction in 2020. Significantly, Babylon 360 has grown by 600% in the first seven months of 2021, compared to the entirety of 2020.

"We're excited to share this milestone because it demonstrates the appeal and effectiveness of our platform," said Paul-Henri Ferrand, Babylon's chief business officer. "Babylon 360 is a leading offering in digital-first value-based care, that is changing the way we interact with our health and delivering high quality outcomes for members at scale."

Quality at scale is one part of the Babylon value proposition; speed is another. In New York, Babylon got the system live for more than 15,000 members with Babylon 360 in less than 90 days from signing a contract – all amid a global pandemic, which has put significant strain on the overall healthcare system.

Babylon 360 is available to members in California, Missouri and New York through a variety of Medicare/Medicaid and private insurance plans and providers. The Babylon 360 platform combines cutting-edge AI-powered technology with human medical expertise to help members stay out of the hospital and remain in control of their health.

Using a combination of doctors' expertise, data and Babylon's proprietary technology platform, Babylon 360 gives members actionable insights and information about their wellbeing, and – by helping members to understand their specific needs – helps them set personalized health goals. If there's a problem, Babylon 360 gives 24/7 access to a dedicated Personal Care Team, so that members can receive the most appropriate care, medication and treatment.

A recent survey among Babylon 360 members identified that more than 40% of consultations had resulted in members avoiding the Emergency Room or urgent care visits, generating significant cost savings.

About Babylon
Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth. Babylon is re-engineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide all-in-one, personalized healthcare. We endeavor to keep patients at the peak of health and get them back on their feet as quickly as possible, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost. Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.